EXHIBIT 5.1
[BMC SOFTWARE, INC. LETTERHEAD]
September 29, 2006
BMC Software, Inc.
2101 CityWest Boulevard
Houston, Texas 77042-2827
Ladies and Gentlemen:
     I have acted as counsel for BMC Software, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of 3,000,000 shares of common stock, par value $.01 per share, of the Company (the “Common Stock”) pursuant to the BMC Software, Inc. 2006 Employee Stock Purchase Plan (the “Plan”). The shares of Common Stock that are to be issued under the Plan are collectively referred to herein as the “Shares.”
     In connection with the foregoing, I have examined and am familiar with the Restated Certificate of Incorporation of the Company, as amended, the Amended and Restated Bylaws of the Company, the corporate proceedings with respect to the issuance of the Shares, the registration statement on Form S-8 filed in connection with the registration of the Shares (the “Registration Statement”), and such other certificates, instruments and documents as I have considered necessary or appropriate for purposes of this opinion.
     Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, when the Shares are issued in accordance with the provisions of the Plan, as applicable, will be validly issued and are fully paid and non-assessable.
     The foregoing opinion is limited to the laws of the United States of America and the State of Texas, the Constitution of the State of Delaware and the General Corporation Law of the State of Delaware, as interpreted by federal courts and the courts of the State of Delaware.
     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.
Very truly yours,
/s/ CHRISTOPHER C. CHAFFIN
Christopher C. Chaffin
Sr. Legal Counsel & Assistant Secretary